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                                                                       EXHIBIT 5

                               HALE AND DORR LLP
                              Counsellors At Law
                 60 State Street, Boston, Massachusetts  02109
                        617-526-6000 * FAX 617-526-5000

                                    December 21, 2000

CMGI, Inc.
100 Brickstone Square
Andover, Massachusetts  01810

     Re:  2000 Stock Incentive Plan
          Equilibrium 1995 Stock Option Plan

Ladies and Gentlemen:

We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 15,523,007 shares of Common Stock, $.01 par value per share (the "Shares"), of CMGI, Inc., a Delaware corporation (the "Company"), issuable under the Company's above-referenced employee benefit plans (collectively, the "Plans"). The Equilibrium 1995 Stock Option Plan was assumed pursuant to the Agreement and Plan of Merger, dated as of December 14, 1999, by and among the Company, TX Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Equilibrium, a California corporation.

We have examined the Restated Certificate of Incorporation of the Company, as amended to date, and the Amended and Restated By-Laws of the Company, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plans, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of The Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
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Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein under the caption "Interests of Named Experts and Counsel." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ HALE AND DORR LLP

                                    HALE AND DORR LLP